EXHIBIT 21

LINCOLN ELECTRIC HOLDINGS, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

The Company’s subsidiaries and joint ventures are listed in the following table:

	COUNTRY OF
NAME	INCORPORATION	PERCENT OWNERSHIP

Bester S. A	Poland	91
The Lincoln Electric Company	United States	100
Harris Calorific Limited	Ireland	100
Harris Calorific S.r.l	Italy	100
Harris Calorific, Inc.	United States	100
Indalco Alloys, Inc.	Canada	100
Inversiones LyL S.A.	Chile	50
Kaynak Teknigi Sanayi ve Ticaret A.S	Turkey	50
Kuang Tai Metal Industrial Co., Ltd.	Taiwan	35
Lincoln Electric (U.K.) Limited	United Kingdom	100
Lincoln Electric Argentina, S.A.	Argentina	100
Lincoln Electric Company (Australia) Proprietary Limited	Australia	100
Lincoln Electric Company of Canada Limited	Canada	100
Lincoln Electric Do Brasil Ltda.	Brazil	100
Lincoln Electric France S.A.	France	100
Lincoln Electric International Holdings, Inc.	United States	100
Lincoln Electric Italia S.r.l	Italy	100
C.I.F.E. S.r.l	Italy	100
Lincoln Electric Mexicana, S.A. de C.V.	Mexico	100
Lincoln Electric Manufactura, S.A. de C.V.	Mexico	100
Lincoln Electric Norge AS	Norway	100
Lincoln Electric Philippines, Inc.	The Philippines	100
Lincoln Global, Inc.	United States	100
Lincoln Smitweld B.V	The Netherlands	100
Lincoln Smitweld GmbH	Germany	100
Lincoln-KD, S.A.	Spain	100
Lincoln Electric Venezuela, C.A	Venezuela	100
PT Lincoln Electric Indonesia	Indonesia	78
Sacit S.r.l	Italy	100
Tenwell Holdings Pte. Ltd.	Singapore	21
The Lincoln Electric Company (Asia Pacific) Pte. Ltd.	Singapore	100
Messer Soldaduras de Venezuela S.A.	Venezuela	100
World Wires S.r.l	Italy	69

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